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                                                                    EXHIBIT 99.7

                             AMENDMENT NO. 6 TO THE
    PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN
                 AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999

                         MODEL AMENDMENT FOR EGTRRA AND
                          CERTAIN TREASURY REGULATIONS
               CONCERNING INTERNAL REVENUE CODE SECTION 401(a)(9)

                                    PREAMBLE

1. Adoption and Effective Date of Amendment. This amendment of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 (the "Plan") is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") and certain Treasury Regulations concerning Internal Revenue Code ("Code") Section 401(a)(9). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

2. Supersession of Inconsistent Provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

3. Defined Terms. Capitalized terms not defined herein are defined in the Plan.

SECTION I. LIMITATIONS ON CONTRIBUTIONS

1.       Effective Date. This section shall be effective January 1, 2002.

2. Maximum Annual Addition. The annual addition that may be contributed or allocated to a Participant's account under the Plan for any taxable year shall not exceed the lesser of:

         (a)      $40,000, as adjusted for increases in the cost-of-living under
                  Section 415(d) of the Code, or

         (b) 100 percent of the Participant's compensation, within the meaning of Section 415(c)(3) of the Code, for the taxable year.

The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419(A)(f)(2) of the Code) which is otherwise treated as an annual addition.

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SECTION II. INCREASE IN COMPENSATION LIMIT

The annual compensation of each Participant taken into account in determining allocations for any taxable year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with
Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

SECTION III. MODIFICATION OF TOP-HEAVY RULES

1. Effective Date. This section shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends Section 5.04 of the Plan.

2.      Determination of Top-Heavy Status.

        2.1 Key Employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

        2.2 Determination of Present Values and Amounts. This section 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.

                  2.2.1 Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any Plan aggregated with the Plan under
                           Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting "5-year period" for "1-year period."

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                  2.2.2    Employees Not Performing Services During Year Ending
                           on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.

3.       Minimum Benefits.

         3.1 Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of
                  Section 401(m) of the Code.

         3.2 Contributions Under Other Plans. The Employer may provide, in an addendum to this amendment, that the minimum benefit requirement shall be met in another plan (including another plan that consists solely of a cash or deferred arrangement which meets the requirements of Section 401(k)(12) of the Code and matching contributions with respect to which the requirements of Section 401(m)(11) of the Code are met). The addendum should include the name of the other plan, the minimum benefit that will be provided under such other plan, and the employees who will receive the minimum benefit under such other plan.

SECTION IV. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

1. Effective Date. This section shall apply to distributions made after December 31, 2001.

2. Modification of Definition of Eligible Retirement Plan. For purposes of the direct rollover provisions in Section 6.04(d) of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in
        Section 414(p) of the Code.

3. Modification of Definition of Eligible Rollover Distribution to Exclude Hardship Distributions. For purposes of the direct rollover provisions in Section 6.04(d) of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

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4.      Modification of Definition of Eligible Rollover Distribution to Include
        After-tax Employee Contributions. For purposes of the direct rollover provisions in Section 6.04(d) of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

SECTION V. ROLLOVERS FROM OTHER PLANS

Effective Date. This section shall be effective January 1, 2002.

DIRECT ROLLOVER:

The Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in Code Section 401(a) or 403(a), excluding after-tax employee contributions.

PARTICIPANT ROLLOVER CONTRIBUTIONS FROM OTHER PLANS AND IRAS:

The Plan will accept a Participant contribution of an eligible rollover distribution from a qualified plan described in Code Section 401(a) or 403(a) or an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b), but only if no amount in such account and no part of the value of such annuity is attributable to any source other than a rollover contribution (as defined in Code Section
402) from an employee's trust described in Code Section 401(a) which is exempt from tax under Code Section 501(a) or from an annuity plan described in Code
Section 403(a) (and any earnings on such contribution), and the entire amount received (including property and other money) is contributed (for the benefit of such individual) to the Plan no later than the 60th day on which the individual receives the payment or distribution. The Plan will not accept any rollover contribution to the extent such contribution represents the individual's basis in such account or annuity.

SECTION VI. ROLLOVERS DISREGARDED IN INVOLUNTARY CASH-OUTS

1. Applicability and Effective Date. This section shall be effective for distributions after December 31, 2001.

2. Rollovers Disregarded in Determining Value of Account Balance for Involuntary Distributions. For purposes of Section 6.04(c) of the Plan, the value of a Participant's nonforfeitable account balance shall be determined without regard to that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant's nonforfeitable account

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         balance as so determined is $5,000 or less, the Plan shall immediately distribute the Participant's entire nonforfeitable account balance.

SECTION VII. REPEAL OF MULTIPLE USE TEST

The multiple use test described in Treasury Regulation Section 1.401(m)-2 and the Plan shall not apply for Plan Years beginning after December 31, 2001.

SECTION VIII. ELECTIVE DEFERRAL - CONTRIBUTION LIMITATION

No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year.

SECTION IX. SUSPENSION PERIOD FOLLOWING HARDSHIP DISTRIBUTION.

A participant who receives a distribution of elective deferrals after December 31, 2001, on account of hardship shall be prohibited from making elective deferrals and employee contributions under this and all other plans of the employer for six (6) months after receipt of the distribution.

SECTION X. DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT

1. Effective Date. This section shall apply for distributions after December 31, 2001, regardless of when the severance from employment occurred.

2. New Distributable Event. A Participant's elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Participant's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

SECTION XI. TREASURY REGULATIONS CONCERNING CODE SECTION 401(a)(9)

With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with regulations under Code
Section 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under such Code section or such other date as may be specified in guidance published by the Internal Revenue Service.

SECTION XII. PLAN LOANS FOR OWNER-EMPLOYEES AND SHAREHOLDER EMPLOYEES

Effective for Plan loans made after December 31, 2001, Plan provisions prohibiting loans to any owner-employee or shareholder-employee shall cease to apply.

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                                        Executed this 17 day of December, 2002.

                                        TRINITY INDUSTRIES, INC.

                                        By: /s/ Andrea F. Cowan
                                            ------------------------------------

                                        Title: Vice President, Shared Services

ATTEST:

/s/ Michael Fortado

STATE OF TEXAS       )
                     ) ss.
COUNTY OF DALLAS     )

         This instrument was acknowledged before me on the 17 day of December, 2002, by Andrea F. Cowan of Trinity Industries, Inc., a Delaware corporation, on behalf of said corporation.

                                        /s/ Marsha L. Buchanan
                                        ----------------------------------------
                                        Notary Public in and for the
                                        State of Texas

My Commission Expires:

07/29/2003

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